Press Release For immediate release

Invesco Reports Results for the Three Months Ended March 31, 2023

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Matt Seitz Graham Galt	404-724-4299 404-439-4853 404-439-3070

Invesco Announces First Quarter Diluted EPS of $0.32; Adjusted Diluted EPS(1) of $0.38

Atlanta, April 25, 2023 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2023.
■$2.9 billion of net long-term inflows for the quarter, continued growth in key capability areas with net long-term inflows of $2.5 billion from Fixed Income, $6.6 billion from the Institutional channel and $2.8 billion from ETFs
■$1,483 billion in ending AUM, an increase of 5.2% from the prior quarter
■14.8% operating margin; 30.4% adjusted operating margin(1)
■Increased our quarterly dividend to $.20 per share, a 7% increase, maintaining our commitment to steadily grow dividends
■Balance sheet strength - continued to maintain debt below $1.5 billion with a zero balance on our credit facility

Update from Marty Flanagan, President and CEO

"Although organic growth remains lower across our industry, Invesco’s diversified platform generated $2.9 billion of net long-term inflows in the first quarter, marking a return to organic growth. This progress is especially significant considering the mixed flow picture for the industry in the quarter.

Growth this quarter was driven by areas in which we’ve invested for years and where we have been intentional in cultivating deep relationships with our clients. Fixed Income capabilities, the Institutional channel, and ETFs all experienced strong long-term net inflows, and each of these areas has demonstrated Invesco’s ability to sustain growth throughout the full market cycle. Net flows in active global equities remained a headwind but improved meaningfully as compared to our experience in 2022. Net long-term outflows in global equities were $2.5 billion in the first quarter. This was the best quarterly performance for the asset class since 2021, and less than half the net outflows of last quarter.

Investing in and growing our business, continuing our disciplined approach to managing expenses, maintaining a strong balance sheet and providing a steady return of capital to our shareholders remain top priorities. I’m pleased to note that our Board approved a 7% increase in our quarterly common dividend to $0.20 per share, effective this quarter, which reflects our strong cash position and stable cash flows despite the uncertain markets we have been facing."

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(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net Flows:
Net long-term inflows were $2.9 billion for the first quarter of 2023, compared to $3.2 billion of net long-term outflows in the fourth quarter of 2022.

Institutional net long-term inflows were $6.6 billion while retail net long-term outflows were $3.7 billion. Net long-term flows by asset class include net long-term inflows of $2.5 billion from fixed income products and $4.8 billion from equity products which were partially offset by net long-term outflows of $1.4 billion from balanced products and $3.0 billion from alternative products. On a geographic basis, the Americas and EMEA regions achieved net long-term inflows of $0.7 billion and $2.2 billion, respectively, while the APAC region net long-term flows were flat.

Net market gains and foreign exchange rate movements increased AUM in the first quarter by $61.9 billion and $1.9 billion, respectively. We had inflows of $7.7 billion from money market funds and outflows of $1.6 billion from non-management fee earning products during the quarter. Ending AUM increased 5.2% and average AUM increased 5.1% in the first quarter compared to the fourth quarter.

Summary of net flows (in billions)	Q1-23	Q4-22	Q1-22
Active	$(2.5)	$(10.5)	$0.8
Passive	5.4	7.3	16.4
Net long-term flows	2.9	(3.2)	17.2
Non-management fee earning AUM	(1.6)	(2.1)	(1.0)
Money market	7.7	30.1	12.8
Total net flows	$9.0	$24.8	$29.0

Annualized long-term organic growth rate (1)	1.1%	(1.2)%	5.8%

(1) Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-23		Q4-22		Q1-23 vs. Q4-22	Q1-22		Q1-23 vs. Q1-22
U.S. GAAP Financial Measures
Operating revenues	$1,418.2	m	$1,443.4	m	(1.7)%	$1,629.4	m	(13.0)%
Operating income	$209.5	m	$245.1	m	(14.5)%	$377.7	m	(44.5)%
Operating margin	14.8%		17.0%			23.2%
Net income attributable to Invesco Ltd.	$145.0	m	$187.8	m	(22.8)%	$197.7	m	(26.7)%
Diluted EPS	$0.32		$0.41		(22.0)%	$0.43		(25.6)%

Adjusted Financial Measures (1)
Net revenues	$1,075.9	m	$1,108.1	m	(2.9)%	$1,252.4	m	(14.1)%
Adjusted operating income	$326.9	m	$338.9	m	(3.5)%	$494.6	m	(33.9)%
Adjusted operating margin	30.4%		30.6%			39.5%
Adjusted net income attributable to Invesco Ltd.	$173.4	m	$177.8	m	(2.5)%	$259.3	m	(33.1)%
Adjusted diluted EPS	$0.38		$0.39		(2.6)%	$0.56		(32.1)%

Assets Under Management
Ending AUM	$1,483.0	bn	$1,409.2	bn	5.2%	$1,555.9	bn	(4.7)%
Average AUM	$1,463.0	bn	$1,391.5	bn	5.1%	$1,545.1	bn	(5.3)%

Headcount	8,561		8,611		(0.6)%	8,549		0.1%
(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

U.S. GAAP Operating Results:

First Quarter 2023 compared to Fourth Quarter 2022

Operating revenues and expenses: Operating revenues decreased $25.2 million compared to the fourth quarter of 2022. Higher average AUM and changes in foreign exchange rates, partially offset by two fewer business days in the quarter, resulted in an increase in investment management fees of $20.8 million and an increase in service and distribution fees of $1.7 million. Lower seasonal performance fees more than offset higher investment management and service and distribution fees as performance fees decreased $49.4 million from the previous quarter. Other revenues increased $1.7 million in the first quarter.

Operating expenses increased $10.4 million in the first quarter of 2023 compared to the fourth quarter of 2022. Third party distribution, service and advisory costs increased $7.8 million during the quarter resulting from higher average AUM. Employee compensation expense decreased $1.4 million in the first quarter primarily due to lower variable compensation associated with seasonal performance fees which was partially offset by costs associated with our previously announced executive retirements and seasonally higher tax and benefit costs. Marketing expenses decreased $6.8 million, reflecting seasonally lower levels of activity. Property, office and technology costs decreased $5.2 million as a result of lower property and technology costs, including software maintenance. General and administrative expenses decreased $33.9 million primarily due to final recoveries related to losses incurred in previous periods that were received in the first quarter, indirect tax refunds, and lower professional fees. Transaction, integration and restructuring costs increased $55.2 million as a result of recoveries related to prior period losses that were received in the fourth quarter of 2022 as well as higher compensation-related restructuring costs in the first quarter of 2023.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $26.1 million, earned primarily from our China joint venture. Interest and dividend income decreased $9.2 million primarily from lower interest and dividends from deferred compensation investments. Other gains and losses was a net gain of $27.4 million, driven by market value changes on deferred compensation and seed money investments. Other income/(expense) of consolidated investment products (CIP) was a loss of $17.9 million, primarily driven by market losses on the underlying investments held by the funds.

The effective tax rate was 29.7% in the first quarter as compared to 23.0% in the fourth quarter. The rate increase in the first quarter is primarily due to the impact that the net loss attributable to noncontrolling interests in CIP had on the effective tax rate in the first quarter compared to the impact that the net income attributable to non-controlling interests in CIP had on the effective tax rate in the fourth quarter.

Diluted earnings per common share: Diluted earnings per common share was $0.32 for the first quarter of 2023.

First Quarter 2023 compared to First Quarter 2022

Operating revenues and expenses: Operating revenues decreased $211.2 million compared to the first quarter of 2022 as a result of lower average AUM and changes in foreign exchange rates. Investment management fees decreased $152.6 million and service and distribution fees decreased $44.8 million. Performance fees were $5.6 million, an increase of $4.6 million from the first quarter of 2022. Other revenues decreased $18.4 million, resulting from lower real estate transaction and front end fees.

Operating expenses decreased $43.0 million in the first quarter of 2023 compared to the first quarter of 2022. Third party distribution, service and advisory costs decreased $57.5 million resulting from lower average AUM. Employee compensation expense increased $29.9 million during the quarter primarily due to mark to market gains on deferred compensation liabilities relative to market losses in the first quarter of 2022 as well as costs associated with our previously announced executive retirements. General administrative expenses decreased $26.5 million primarily due to final recoveries related to losses incurred in previous periods that were received in the first quarter of 2023 and indirect tax refunds. Transaction, integration and restructuring costs increased $6.4 million.

The effective tax rate was 29.7% in the first quarter of 2023 as compared to 25.9% in the first quarter of 2022. The rate increase in the first quarter of 2023 is primarily due to the increase in the net loss attributable to non-controlling interests in CIP.

Adjusted(1) Operating Results:

First Quarter 2023 compared to Fourth Quarter 2022

Net revenues and adjusted operating expenses: Net revenues decreased $32.2 million compared to the fourth quarter. Lower seasonal performance fees and two fewer business days were partially offset by higher investment management fees and service and distribution fees from an increase in average AUM for the quarter.

Adjusted operating expenses decreased $20.2 million compared to the fourth quarter, reflecting lower marketing, property, office and technology, and general and administrative costs which were partially offset by higher employee compensation expenses associated with our previously announced executive retirements and seasonally higher tax and benefit costs.

Adjusted operating income decreased $12.0 million to $326.9 million in the first quarter from $338.9 million in the fourth quarter. Adjusted operating margin decreased to 30.4% from 30.6% for the prior quarter.

Adjusted diluted earnings per common share decreased to $0.38 as a result of lower adjusted operating income in the first quarter compared to the fourth quarter. The effective tax rate on adjusted net income decreased to 24.1% in the first quarter from 26.9% in the fourth quarter. The rate decrease is primarily due to the favorable impact of a change in the mix of income across tax jurisdictions and the release of certain reserves for uncertain tax benefits in the first quarter of 2023.

First Quarter 2023 compared to First Quarter 2022

Net revenues and adjusted operating expenses: Net revenues decreased $176.5 million compared to the first quarter of 2022, resulting from lower average AUM.

Adjusted operating expenses decreased $8.8 million as compared to the first quarter of 2022, reflecting lower employee compensation and general and administrative expenses, partially offset by higher marketing expenses and property, office and technology costs.

Adjusted operating income decreased $167.7 million to $326.9 million from $494.6 million in the first quarter of 2022. Adjusted operating margin decreased to 30.4% from 39.5% for the prior year quarter.

Adjusted diluted earnings per common share decreased to $0.38 as a result of lower adjusted operating income during the quarter compared to the fourth quarter. The effective tax rate on adjusted net income slightly decreased to 24.1% in the first quarter of 2023 from 24.2% in the first quarter of 2022.
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(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:

Cash and cash equivalents: $889.0 million at March 31, 2023 ($1,234.7 million as of December 31, 2022).

Debt: $1,488.1 million at March 31, 2023 ($1,487.6 million at December 31, 2022). The credit facility balance was zero as of March 31, 2023 and December 31, 2022. The company renegotiated its credit facility, increasing capacity from $1.5 billion to $2.0 billion and extending the maturity date to April 2028 at favorable terms.

Common shares outstanding (end of period): 458.2 million

Diluted common shares outstanding (end of period): 461.1 million

Dividends paid: $85.7 million (common); $59.2 million (preferred)

Common dividends declared: The company is announcing a first quarter cash dividend of $0.20 per share to holders of common shares, an increase of 7%. The dividend is payable on June 2, 2023, to common shareholders of record at the close of business on May 9, 2023, with an ex-dividend date of May 8, 2023.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2023 through May 31, 2023. The preferred dividend is payable on June 1, 2023 to preferred shareholders of record at the close of business on May 15, 2023.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.5 trillion in assets on behalf of clients worldwide as of March 31, 2023. For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, April 25, 2023, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Tuesday, May 9, 2023 at 5:00 p.m. ET by calling 1-866-361-4936 for U.S. and Canadian callers or 1-203-369-0184 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and the COVID-19 pandemic and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.None of this information should be considered in isolation from, or as a substitute for, historical financial statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-23	Q4-22	% Change	Q1-22	% Change
Operating revenues:
Investment management fees	$1,027.9	$1,007.1	2.1%	$1,180.5	(12.9)%
Service and distribution fees	334.2	332.5	0.5%	379.0	(11.8)%
Performance fees	5.6	55.0	(89.8)%	1.0	460.0%
Other	50.5	48.8	3.5%	68.9	(26.7)%
Total operating revenues	1,418.2	1,443.4	(1.7)%	1,629.4	(13.0)%
Operating expenses:
Third-party distribution, service and advisory	455.1	447.3	1.7%	512.6	(11.2)%
Employee compensation	462.8	464.2	(0.3)%	432.9	6.9%
Marketing	25.0	31.8	(21.4)%	21.7	15.2%
Property, office and technology	134.4	139.6	(3.7)%	132.0	1.8%
General and administrative	75.7	109.6	(30.9)%	102.2	(25.9)%
Transaction, integration and restructuring	41.6	(13.6)	N/A	35.2	18.2%
Amortization of intangible assets	14.1	19.4	(27.3)%	15.1	(6.6)%
Total operating expenses	1,208.7	1,198.3	0.9%	1,251.7	(3.4)%
Operating income	209.5	245.1	(14.5)%	377.7	(44.5)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	26.1	27.8	(6.1)%	33.4	(21.9)%
Interest and dividend income	8.6	17.8	(51.7)%	1.2	616.7%
Interest expense	(18.0)	(17.6)	2.3%	(23.2)	(22.4)%
Other gains and losses, net	27.4	30.6	(10.5)%	(45.5)	N/A
Other income/(expense) of CIP, net	(17.9)	86.7	N/A	(23.3)	(23.2)%
Income before income taxes	235.7	390.4	(39.6)%	320.3	(26.4)%
Income tax provision	(69.9)	(89.6)	(22.0)%	(82.8)	(15.6)%
Net income	165.8	300.8	(44.9)%	237.5	(30.2)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	38.4	(53.8)	N/A	19.4	97.9%
Less: Dividends declared on preferred shares	(59.2)	(59.2)	—%	(59.2)	—%
Net income attributable to Invesco Ltd.	$145.0	$187.8	(22.8)%	$197.7	(26.7)%

Earnings per common share:
---basic	$0.32	$0.41	(22.0)%	$0.43	(25.6)%
---diluted	$0.32	$0.41	(22.0)%	$0.43	(25.6)%

Average common shares outstanding:
---basic	458.1	457.0	0.2%	459.5	(0.3)%
---diluted	458.9	459.1	—%	462.4	(0.8)%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-23	Q4-22	Q1-22
Operating revenues, U.S. GAAP basis	$1,418.2	$1,443.4	$1,629.4
Revenue Adjustments (2)
Investment management fees	(189.8)	(180.2)	(205.9)
Service and distribution fees	(225.3)	(231.0)	(257.7)
Other	(40.0)	(36.1)	(49.0)
Total Revenue Adjustments	$(455.1)	$(447.3)	$(512.6)
Invesco Great Wall (1)	100.5	97.9	124.1
CIP	12.3	14.1	11.5
Net revenues	$1,075.9	$1,108.1	$1,252.4

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-23	Q4-22	Q1-22
Operating income, U.S. GAAP basis	$209.5	$245.1	$377.7
Invesco Great Wall (1)	54.6	65.0	73.7
CIP (3)	14.7	19.1	14.8
Transaction, integration and restructuring (4)	41.6	(13.6)	35.2
Amortization of intangible assets (8)	14.1	19.4	15.1
Compensation expense related to market valuation changes in deferred compensation plans (10)	12.4	13.9	(21.9)
General and administrative (7)	(20.0)	(10.0)	—
Adjusted operating income	$326.9	$338.9	$494.6

Operating margin (5)	14.8%	17.0%	23.2%
Adjusted operating margin (6)	30.4%	30.6%	39.5%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-23	Q4-22	Q1-22
Net income attributable to Invesco Ltd., U.S. GAAP basis	$145.0	$187.8	$197.7
Adjustments (excluding tax):
Transaction, integration and restructuring (4)	41.6	(13.6)	35.2
Amortization of intangible assets (8)	14.1	19.4	15.1
Deferred compensation plan market valuation changes and dividend income less compensation expense (10)	(10.4)	(16.3)	20.5
General and administrative (7)	(20.0)	(10.0)	—
Total adjustments excluding tax	$25.3	$(20.5)	$70.8
Tax adjustment for amortization of intangible assets and goodwill (9)	4.2	2.9	3.7
Other tax effects of adjustments above	(1.1)	7.6	(12.9)
Adjusted net income attributable to Invesco Ltd. (11)	$173.4	$177.8	$259.3

Average common shares outstanding - diluted	458.9	459.1	462.4
Diluted EPS	$0.32	$0.41	$0.43
Adjusted diluted EPS (12)	$0.38	$0.39	$0.56

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-23	Q4-22	Q1-22
Operating expenses, U.S. GAAP basis	$1,208.7	$1,198.3	$1,251.7
Invesco Great Wall (1)	45.9	32.9	50.4
Third party distribution, service and advisory expenses	(455.1)	(447.3)	(512.6)
CIP	(2.4)	(5.0)	(3.3)
Transaction, integration and restructuring (4)	(41.6)	13.6	(35.2)
Amortization of intangible assets (8)	(14.1)	(19.4)	(15.1)
Compensation expense related to market valuation changes in deferred compensation plans (10)	(12.4)	(13.9)	21.9
General and administrative (7)	20.0	10.0	—
Adjusted operating expenses	$749.0	$769.2	$757.8

Employee compensation, U.S. GAAP basis	$462.8	$464.2	$432.9
Invesco Great Wall (1)	35.6	24.1	40.4
Compensation expense related to market valuation changes in deferred compensation plans (10)	(12.4)	(13.9)	21.9
Adjusted employee compensation	$486.0	$474.4	$495.2

Marketing, U.S. GAAP basis	$25.0	$31.8	$21.7
Invesco Great Wall (1)	3.0	2.1	4.4
Adjusted marketing	$28.0	$33.9	$26.1

Property, office and technology, U.S. GAAP basis	$134.4	$139.6	$132.0
Invesco Great Wall (1)	5.3	5.0	3.7
Adjusted property, office and technology	$139.7	$144.6	$135.7

General and administrative, U.S. GAAP basis	$75.7	$109.6	$102.2
Invesco Great Wall (1)	2.0	1.7	1.9
CIP	(2.4)	(5.0)	(3.3)
Recoveries of previously disclosed losses(7)	20.0	10.0	—
Adjusted general and administrative	$95.3	$116.3	$100.8

Transaction, integration and restructuring, U.S. GAAP basis	$41.6	$(13.6)	$35.2
Transaction, integration and restructuring(4)	(41.6)	13.6	(35.2)
Adjusted transaction, integration and restructuring	$—	$—	$—

Amortization of intangible assets, U.S. GAAP basis	$14.1	$19.4	$15.1
Amortization of intangible assets	(14.1)	(19.4)	(15.1)
Adjusted amortization of intangibles	$—	$—	$—

(1) Invesco Great Wall: The company reflects 100% of Invesco Great Wall in its net revenues and adjusted operating expenses. The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to 51% noncontrolling interests.
(2) Revenue adjustments: The company calculates net revenues by reducing operating revenues to exclude fees that are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. The net revenue presentation assists in identifying the revenue contribution generated by the company, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period, as an indicator of the basis point net revenues we receive for each dollar of AUM we manage.
    Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other revenues are primarily adjusted by transaction fees passed through to third parties.
(3) CIP: The company believes that the CIP may impact a reader’s analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, the company believes that it is appropriate to adjust operating revenues and operating income for the impact of CIP in calculating the respective net revenues and adjusted operating income.
(4)    Transaction, integration and restructuring: The company believes it is useful to adjust for the transaction, integration and restructuring charges in arriving at adjusted operating income, adjusted operating margin and adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition and restructuring related charges.
(5) Operating margin is equal to operating income divided by operating revenues.
(6) Adjusted operating margin is equal to adjusted operating income divided by net revenues.
(7) General and administrative: The 2023 and 2022 adjustments remove insurance recoveries related to fund-related losses incurred in prior periods.
(8)    Amortization of intangible assets: The company removes amortization expense related to acquired assets in arriving at adjusted operating income, adjusted operating margin and adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.
(9) Tax adjustment for amortization of intangible assets and goodwill: The company reflects the tax benefit realized on the tax amortization of goodwill and intangibles in adjusted net income. The company believes it is useful to include this tax benefit in arriving at the adjusted diluted EPS measure.
(10) Market movement on deferred compensation plan liabilities: Certain deferred compensation plan awards involve a return to the employee linked to the appreciation (depreciation) of specified investments. The company hedges economically the exposure to market movements for these investments. Since these plans are hedged economically, the company believes it is useful to reflect the offset ultimately achieved from hedging the market exposure in the calculation of adjusted operating income (and by calculation, adjusted operating margin) and adjusted net income (and by calculation, adjusted diluted EPS) to produce results that will be more comparable period to period.
(11) The effective tax rate on adjusted net income attributable to Invesco Ltd. is 24.1% (fourth quarter 2022: 26.9%; first quarter 2022: 24.2%).
(12) Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding.

Invesco Ltd.
Quarterly Assets Under Management

in billions	Q1-23	Q4-22	% Change	Q1-22
Beginning Assets	$1,409.2	$1,323.3	6.5%	$1,610.9
Long-term inflows	79.4	73.9	7.4%	106.3
Long-term outflows	(76.5)	(77.1)	(0.8)%	(89.1)
Net long-term flows	2.9	(3.2)	N/A	17.2
Net flows in non-management fee earning AUM (a)	(1.6)	(2.1)	(23.8)%	(1.0)
Net flows in money market funds	7.7	30.1	(74.4)%	12.8
Total net flows	9.0	24.8	(63.7)%	29.0
Reinvested distributions	1.0	11.7	(91.5)%	0.8
Market gains and losses	61.9	34.8	77.9%	(80.9)
Foreign currency translation	1.9	14.6	(87.0)%	(3.9)
Ending Assets	$1,483.0	$1,409.2	5.2%	$1,555.9

Ending long-term AUM	$1,088.7	$1,050.6	3.6%	$1,184.4
Average long-term AUM	$1,083.2	$1,042.4	3.9%	$1,187.7
Average AUM	$1,463.0	$1,391.5	5.1%	$1,545.1
Average QQQ AUM	$156.1	$152.5	2.4%	$189.0

in billions	Total AUM	Active(d)	Passive(d)
December 31, 2022	$1,409.2	$976.2	$433.0
Long-term inflows	79.4	46.9	32.5
Long-term outflows	(76.5)	(49.4)	(27.1)
Net long-term flows	2.9	(2.5)	5.4
Net flows in non-management fee earning AUM (a)	(1.6)	—	(1.6)
Net flows in money market funds	7.7	7.7	—
Total net flows	9.0	5.2	3.8
Reinvested distributions	1.0	1.0	—
Market gains and losses	61.9	20.9	41.0
Foreign currency translation	1.9	1.9	—
March 31, 2023	$1,483.0	$1,005.2	$477.8

Average AUM	$1,463.0	$1,002.0	$461.0

By channel: (in billions)	Total	Retail	Institutional
December 31, 2022	$1,409.2	$872.3	$536.9
Long-term inflows	79.4	54.8	24.6
Long-term outflows	(76.5)	(58.5)	(18.0)
Net long-term flows	2.9	(3.7)	6.6
Net flows in non-management fee earning AUM (a)	(1.6)	(2.7)	1.1
Net flows in money market funds	7.7	1.2	6.5
Total net flows	9.0	(5.2)	14.2
Reinvested distributions	1.0	0.9	0.1
Market gains and losses	61.9	55.7	6.2
Foreign currency translation	1.9	1.2	0.7
March 31, 2023	$1,483.0	$924.9	$558.1

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (c)	Alternatives(b)
December 31, 2022	$1,409.2	$637.0	$313.7	$67.1	$203.5	$187.9
Long-term inflows	79.4	39.4	28.6	3.3	—	8.1
Long-term outflows	(76.5)	(34.6)	(26.1)	(4.7)	—	(11.1)
Net long-term flows	2.9	4.8	2.5	(1.4)	—	(3.0)
Net flows in non-management fee earning AUM (a)	(1.6)	(2.7)	1.1	—	—	—
Net flows in money market funds	7.7	—	—	—	7.7	—
Total net flows	9.0	2.1	3.6	(1.4)	7.7	(3.0)
Reinvested distributions	1.0	0.2	0.4	0.2	—	0.2
Market gains and losses	61.9	55.6	3.9	1.7	0.1	0.6
Foreign currency translation	1.9	0.8	0.2	0.3	0.2	0.4
March 31, 2023	$1,483.0	$695.7	$321.8	$67.9	$211.5	$186.1

Average AUM	$1,463.0	$674.0	$318.1	$68.8	$213.6	$188.5

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA
December 31, 2022	$1,409.2	$999.4	$223.5	$186.3
Long-term inflows	79.4	42.1	19.1	18.2
Long-term outflows	(76.5)	(41.4)	(19.1)	(16.0)
Net long-term flows	2.9	0.7	—	2.2
Net flows in non-management fee earning AUM (a)	(1.6)	0.5	(1.3)	(0.8)
Net flows in money market funds	7.7	6.4	1.3	—
Total net flows	9.0	7.6	—	1.4
Reinvested distributions	1.0	1.0	—	—
Market gains and losses	61.9	47.6	5.3	9.0
Foreign currency translation	1.9	0.1	(0.2)	2.0
March 31, 2023	$1,483.0	$1,055.7	$228.6	$198.7

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Active (d)

in billions	Q1-23	Q4-22	% Change	Q1-22
Beginning Assets	$976.2	$914.1	6.8%	$1,082.5
Long-term inflows	46.9	42.9	9.3%	61.7
Long-term outflows	(49.4)	(53.4)	(7.5)%	(60.9)
Net long-term flows	(2.5)	(10.5)	(76.2)%	0.8
Net flows in money market funds	7.7	30.1	(74.4)%	12.8
Total net flows	5.2	19.6	(73.5)%	13.6
Reinvested distributions	1.0	11.7	(91.5)%	0.8
Market gains and losses	20.9	18.0	16.1%	(50.0)
Foreign currency translation	1.9	12.8	(85.2)%	(4.2)
Ending Assets	$1,005.2	$976.2	3.0%	$1,042.7

Average long-term AUM	$788.5	$764.9	3.1%	$895.6
Average AUM	$1,002.0	$952.0	5.3%	$1,050.0

By channel: (in billions)	Total	Retail	Institutional
December 31, 2022	$976.2	$482.1	$494.1
Long-term inflows	46.9	26.3	20.6
Long-term outflows	(49.4)	(33.0)	(16.4)
Net long-term flows	(2.5)	(6.7)	4.2
Net flows in money market funds	7.7	1.2	6.5
Total net flows	5.2	(5.5)	10.7
Reinvested distributions	1.0	0.9	0.1
Market gains and losses	20.9	17.1	3.8
Foreign currency translation	1.9	1.0	0.9
March 31, 2023	$1,005.2	$495.6	$509.6

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market(c)	Alternatives(b)
December 31, 2022	$976.2	$277.5	$273.0	$66.3	$203.5	$155.9
Long-term inflows	46.9	15.0	23.2	3.3	—	5.4
Long-term outflows	(49.4)	(15.4)	(23.5)	(4.7)	—	(5.8)
Net long-term flows	(2.5)	(0.4)	(0.3)	(1.4)	—	(0.4)
Net flows in money market funds	7.7	—	—	—	7.7	—
Total net flows	5.2	(0.4)	(0.3)	(1.4)	7.7	(0.4)
Reinvested distributions	1.0	0.2	0.4	0.2	—	0.2
Market gains and losses	20.9	16.1	3.5	1.7	0.1	(0.5)
Foreign currency translation	1.9	0.9	0.1	0.3	0.2	0.4
March 31, 2023	$1,005.2	$294.3	$276.7	$67.1	$211.5	$155.6

Average AUM	$1,002.0	$289.5	$274.4	$67.9	$213.6	$156.6

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Active (d) (continued)

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA
December 31, 2022	$976.2	$670.8	$191.0	$114.4
Long-term inflows	46.9	21.7	16.8	8.4
Long-term outflows	(49.4)	(27.2)	(15.8)	(6.4)
Net long-term flows	(2.5)	(5.5)	1.0	2.0
Net flows in money market funds	7.7	6.4	1.3	—
Total net flows	5.2	0.9	2.3	2.0
Reinvested distributions	1.0	1.0	—	—
Market gains and losses	20.9	15.9	1.7	3.3
Foreign currency translation	1.9	0.1	0.1	1.7
March 31, 2023	$1,005.2	$688.7	$195.1	$121.4

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive (d)

in billions	Q1-23	Q4-22	% Change	Q1-22
Beginning Assets	$433.0	$409.2	5.8%	$528.4
Long-term inflows	32.5	31.0	4.8%	44.6
Long-term outflows	(27.1)	(23.7)	14.3%	(28.2)
Net long-term flows	5.4	7.3	(26.0)%	16.4
Net flows in non-management fee earning AUM (a)	(1.6)	(2.1)	(23.8)%	(1.0)
Total net flows	3.8	5.2	(26.9)%	15.4
Market gains and losses	41.0	16.8	144.0%	(30.9)
Foreign currency translation	—	1.8	N/A	0.3
Ending Assets	$477.8	$433.0	10.3%	$513.2

Average long-term AUM	$294.7	$277.4	6.2%	$292.1
Average AUM	$461.0	$439.5	4.9%	$495.1
Average QQQ AUM	$156.1	$152.5	2.4%	$189.0

By channel: (in billions)	Total	Retail	Institutional
December 31, 2022	$433.0	$390.2	$42.8
Long-term inflows	32.5	28.5	4.0
Long-term outflows	(27.1)	(25.5)	(1.6)
Net long-term flows	5.4	3.0	2.4
Net flows in non-management fee earning AUM (a)	(1.6)	(2.7)	1.1
Total net flows	3.8	0.3	3.5
Market gains and losses	41.0	38.6	2.4
Foreign currency translation	—	0.2	(0.2)
March 31, 2023	$477.8	$429.3	$48.5

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market(c)	Alternatives(b)
December 31, 2022	$433.0	$359.5	$40.7	$0.8	$—	$32.0
Long-term inflows	32.5	24.4	5.4	—	—	2.7
Long-term outflows	(27.1)	(19.2)	(2.6)	—	—	(5.3)
Net long-term flows	5.4	5.2	2.8	—	—	(2.6)
Net flows in non-management fee earning AUM (a)	(1.6)	(2.7)	1.1	—	—	—
Total net flows	3.8	2.5	3.9	—	—	(2.6)
Market gains and losses	41.0	39.5	0.4	—	—	1.1
Foreign currency translation	—	(0.1)	0.1	—	—	—
March 31, 2023	$477.8	$401.4	$45.1	$0.8	$—	$30.5

Average AUM	$461.0	$384.5	$43.7	$0.9	$—	$31.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive (d) (continued)

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA
December 31, 2022	$433.0	$328.6	$32.5	$71.9
Long-term inflows	32.5	20.4	2.3	9.8
Long-term outflows	(27.1)	(14.2)	(3.3)	(9.6)
Net long-term flows	5.4	6.2	(1.0)	0.2
Net flows in non-management fee earning AUM (a)	(1.6)	0.5	(1.3)	(0.8)
Total net flows	3.8	6.7	(2.3)	(0.6)
Market gains and losses	41.0	31.7	3.6	5.7
Foreign currency translation	—	—	(0.3)	0.3
March 31, 2023	$477.8	$367.0	$33.5	$77.3

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(c)Long-term AUM excludes money market and non-management fee earning AUM. Ending AUM as of March 31, 2023 includes $211.5 billion in money market AUM and $182.8 billion in non-management fee earning AUM (December 31, 2022: $203.5 billion and $155.1 billion, respectively; March 31, 2022: $162.0 billion and $209.5 billion, respectively).
(d)Passive AUM includes index-based ETFs, unit investment trusts (UITs), non-fee earning leverage and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Investment Capabilities Performance Overview

	Benchmark Comparison				Peer Group Comparison
	% of AUM in Top Half of Benchmark				% of AUM in Top Half of Peer Group
Equities (1)	1yr	3yr	5yr	10yr	1yr	3yr	5yr	10yr
U.S. Core (4%)	52%	41%	31%	16%	27%	27%	15%	—%
U.S. Growth (5%)	—%	27%	45%	45%	—%	—%	30%	30%
U.S. Value (6%)	79%	61%	78%	54%	80%	61%	48%	48%
Sector (1%)	8%	8%	25%	55%	8%	26%	33%	56%
UK (1%)	55%	39%	33%	46%	85%	32%	45%	40%
Canadian (<1%)	87%	100%	66%	45%	63%	100%	42%	—%
Asian (4%)	63%	79%	85%	91%	60%	39%	48%	81%
Continental European (2%)	80%	75%	11%	92%	84%	79%	24%	75%
Global (5%)	35%	26%	10%	84%	65%	23%	4%	16%
Global Ex U.S. and Emerging Markets (8%)	90%	34%	97%	99%	99%	16%	15%	66%
Fixed Income (1)
Money Market (29%)	92%	95%	98%	100%	86%	86%	86%	99%
U.S. Fixed Income (10%)	32%	94%	77%	97%	45%	84%	64%	92%
Global Fixed Income (6%)	50%	91%	90%	97%	66%	70%	68%	92%
Stable Value (5%)	—%	100%	100%	100%	97%	97%	97%	100%
Other (1)
Alternatives (5%)	54%	39%	69%	75%	42%	49%	39%	48%
Balanced (7%)	89%	68%	64%	62%	89%	84%	83%	94%

Note: Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts (UITs), fund of funds with component funds managed by Invesco, stable value building block funds and collateralized debt obligations. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision.

Data as of March 31, 2023. AUM measured in the one, three, five and ten year quartile rankings represents 46%, 46%, 46% and 41% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, five and ten year basis represents 60%, 57%, 56% and 51% of total Invesco AUM. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (e.g., Morningstar, IA, Lipper, eVestment, Mercer, Galaxy, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

(1)    Numbers in parenthesis reflect AUM for each investment product (see Note above for exclusions) as a percentage of the total AUM for the five-year peer group ($680.9 billion).

Invesco Ltd.
Supplemental Information (1)

	For the three months ended March 31, 2023			For the three months ended March 31, 2022
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,434.1	$199.4	$1,234.7	$2,147.1	$250.7	$1,896.4
Cash flows from operating activities	(98.9)	20.6	(119.5)	(375.4)	(256.0)	(119.4)
Cash flows from investing activities	45.5	110.8	(65.3)	(79.1)	(1.6)	(77.5)
Cash flows from financing activities	(178.5)	(5.9)	(172.6)	(55.3)	314.2	(369.5)
Increase/(decrease) in cash and cash equivalents	(231.9)	125.5	(357.4)	(509.8)	56.6	(566.4)
Foreign exchange movement on cash and cash equivalents	12.7	1.0	11.7	(23.2)	(2.8)	(20.4)
Invesco and CIP cash and cash equivalents, end of the period	$1,214.9	$325.9	$889.0	$1,614.1	$304.5	$1,309.6

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

Invesco Ltd.
Supplemental Information(1)

	As of March 31, 2023				As of December 31, 2022
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$889.0	$—	$—	$889.0	$1,234.7	—	—	$1,234.7
Investments	980.7	(450.9)	—	1,431.6	996.6	(376.8)	—	1,373.4
Investments and other assets of CIP	8,795.6	8,795.6	—	—	8,735.1	8,735.1	—	—
Cash and cash equivalents of CIP	325.9	325.9	—	—	199.4	199.4	—	—
Assets held for policyholders	648.5	—	648.5	—	668.7	—	668.7	—
Goodwill and intangible assets, net	15,733.9	—	—	15,733.9	15,698.9	—	—	15,698.9
Other assets (2)	2,359.7	(9.4)	—	2,369.1	2,223.4	(9.8)	—	2,233.2
Total assets	29,733.3	8,661.2	648.5	20,423.6	29,756.8	8,547.9	668.7	20,540.2
LIABILITIES
Debt of CIP	6,774.3	6,774.3	—	—	6,590.4	6,590.4	—	—
Other liabilities of CIP	420.8	420.8	—	—	329.6	329.6	—	—
Policyholder payables	648.5	—	648.5	—	668.7	—	668.7	—
Debt	1,488.1	—	—	1,488.1	1,487.6	—	—	1,487.6
Other liabilities (3)	3,591.8	—	—	3,591.8	3,838.3	—	—	3,838.3
Total liabilities	12,923.5	7,195.1	648.5	5,079.9	12,914.6	6,920.0	668.7	5,325.9
EQUITY
Total equity attributable to Invesco Ltd.	15,343.0	(0.1)	—	15,343.1	15,213.6	(0.1)	—	15,213.7
Noncontrolling interests (4)	1,466.8	1,466.2	—	0.6	1,628.6	1,628.0	—	0.6
Total equity	16,809.8	1,466.1	—	15,343.7	16,842.2	1,627.9	—	15,214.3
Total liabilities and equity	$29,733.3	$8,661.2	$648.5	$20,423.6	$29,756.8	$8,547.9	$668.7	$20,540.2

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

(2) Amounts include accounts receivable, prepaid assets, unsettled funds receivables, property, equipment and software, right-of-use asset, and other assets.

(3) Amounts include accrued compensation and benefits, unsettled funds payables, accounts payable and accrued expenses, lease liability, and deferred tax liabilities.

(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.